                           THACKERAY CORPORATION NEWS

     ----------------------------------------------------------------------
      CONTACT:  Jules Ross              FOR RELEASE:  Immediately
                Vice President                        May 9, 1996
                (212) 759-3695


     New York, New York -- Thackeray Corporation and Belz Enterprises to Develop Power Retail and Entertainment Center in Orlando, Florida.



          Thackeray Corporation (NYSE) today announced it has agreed to form a joint venture with Belz Enterprises of Memphis, Tennessee, to develop, construct and market in two phases a power retail and entertainment complex on Thackeray's 218-acre Orlando, Florida property. The second phase of the mixed use project will include a 52-acre multi-family development.

          Thackeray, upon commencement of the first phase construction, will contribute 140 acres to the joint venture at an agreed value of approximately $15.25 million for a senior preferred partnership interest. Thackeray will also participate in cash flow, sales proceeds and refinancing proceeds flowing from the development, financing or disposition of the project.

          This transaction is subject to the execution of definitive agreement and the approval of Thackeray's stockholders.

          Belz and its affiliates own and operate shopping malls, build and manage corporate campuses and develop suburban residential communities. Belz also owns and manages distribution centers, office buildings, mixed-use urban centers and ten budget to luxury hotels. Belz presently has 21 million square feet under control with an additional 2 million square feet under management.









     NYFS07...:\55\69555\0001\1628\RLS5076U.570